                                                                                                                         EXHIBIT 11.


                                           SIGNAL TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                                           COMPUTATION OF
                                                     NET INCOME (LOSS) PER SHARE
                                              (In thousands, except per share amounts)

                                                                                Three Months Ended           Six Months Ended
                                                                                      June 30,                     June 30,
                                                                                1997           1996           1997           1996
                                                                               -------        -------        -------        -------
Net income (loss)                                                              ($  107)       $   170        $   638        $    15
                                                                               =======        =======        =======        =======

Weighted average number of shares outstanding during the period                  7,268          7,034          7,228          7,005

Add:
Assumed exercise of common share options                                          --            1,094            889          1,101

Less:
Purchase of common stock under the treasury stock method                          --             (417)          (404)          (436)
                                                                               -------        -------        -------        -------

Common and common equivalent shares outstanding for purpose of
calculating primary income (loss) per share                                      7,268          7,711          7,713          7,670

Incremental shares to reflect full dilution                                       --             --             --             --
                                                                               -------        -------        -------        -------

Total shares for purpose of calculating fully diluted income
(loss) per share                                                                 7,268          7,711          7,713          7,670
                                                                               =======        =======        =======        =======


Primary income (loss) per share                                                ($ 0.01)       $  0.02        $  0.08        $  0.00
                                                                               =======        =======        =======        =======

Fully diluted income (loss) per share                                          ($ 0.01)       $  0.02        $  0.08        $  0.00
                                                                               =======        =======        =======        =======
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